EXHIBIT 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
HCA Healthcare, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	5.450% Senior Notes due 2031	457(r)	$750,000,000.00	101.864%	$763,980,000.00	0.00014760	$112,763.45
Fees to Be Paid	Debt	5.450% Senior Notes due 2034	457(r)	$1,250,000,000.00	99.854%	$1,248,175,000.00	0.00014760	$184,230.63
Fees to Be Paid	Debt	5.950% Senior Notes due 2054	457(r)	$1,000,000,000.00	99.935%	$999,350,000.00	0.00014760	$147,504.06
Fees Previously Paid
	Total Offering Amounts					$3,011,505,000.00		$444,498.14
	Total Fees Previously Paid
	Net Fee Due							$444,498.14
This registration fee table shall be deemed to update the “Calculation of Filing Fee Tables” in the Company’s Registration Statement on Form
S-3
(File
No. 333-271537)
in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.